Exhibit 10.3

Senior Secured Debtor in Possession Facility

Summary of Terms and Conditions1

Set forth below is a summary of the principal terms and conditions for the DIP Facility (as defined herein). This summary of terms and conditions (together with all annexes, exhibits, and schedules attached hereto, as may be amended, amended and restated, supplemented or otherwise modified from time to time, this “DIP Term Sheet”) shall be a binding agreement with respect to the DIP Facility but does not purport to summarize all of the terms, conditions, representations, warranties and other provisions with respect to the DIP Facility which would be contained in the DIP Credit and Note Purchase Agreement (as defined herein) and the other DIP Facility Documents (as defined herein). The obligations of the DIP Creditors (as defined herein) to provide the DIP Facility are conditioned upon entry of the Orders (as defined herein) and the other terms and conditions set forth herein.

Borrower:	Spirit Airlines, Inc., a Delaware corporation (“Company” or “Borrower”), in its capacity as a debtor and debtor in possession in a case (the “Borrower’s Chapter 11 Case”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) to be filed in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) (the date of such filing, the “Borrower Petition Date”).
Guarantors:	The obligations of the Borrower under the DIP Facility (the “Borrower Obligations”) will be guaranteed by Spirit IP Cayman Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Brand Issuer”), Spirit Loyalty Cayman Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Loyalty Issuer” and, together with Brand Issuer, the “Loyalty Notes Issuers”), Spirit Finance Cayman 1 Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands (“SPV HoldCo 1”), and Spirit Finance Cayman 2 Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands (“SPV HoldCo 2”) (collectively, the “Guarantors” and, together with Borrower, the “Debtors” or the “Loan Parties”; the obligations of the Loan Parties under the DIP Facility that are payable as set forth herein, collectively, the “DIP Facility Obligations”), each of which will be a debtor and a debtor in possession in cases commenced under chapter 11 of the Bankruptcy Code in the Bankruptcy Court (collectively, the “Guarantors’ Chapter 11 Cases” and, together with the Borrower’s Chapter 11 Case, collectively, the “Chapter 11 Cases”), filed subsequent to, but jointly administered with, the Borrower’s Chapter 11 Case (the date of such filing, the “Guarantor Petition Date”; “Petition Date” shall mean the Borrower Petition Date or the Guarantor Petition Date, as the context requires).

Certain Prepetition Debt Facilities and Instruments:

The following financing arrangements are referred to herein collectively as the “Prepetition Facilities”:

Revolving Loans: indebtedness currently outstanding under that certain Credit and Guaranty Agreement, dated as of March 30, 2020 (as amended, waived, supplemented or otherwise modified prior to the Petition Date, the

[1]	Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Restructuring Support Agreement (as defined herein) or the commitment letter to which this DIP Term Sheet is attached (the “DIP Commitment Letter”), as the context requires.

(a)    “Revolving Credit Agreement”), by and among the Company, the lenders party thereto from time to time, Wilmington Trust, National Association, as collateral agent (the “Revolving Collateral Agent”), and Citibank, N.A., as administrative agent (the “Revolving Administrative Agent” and, together with the Revolving Collateral Agent, the “Revolving Agents”), in the aggregate principal amount of approximately $300.0 million in respect of the “Revolving Loans” (as defined in the Revolving Credit Agreement) thereunder (the “Revolving Loans”), plus all accrued and unpaid interest thereon, fees, letter of credit reimbursement obligations and expenses incurred in connection therewith (collectively, the “Revolving Facility Obligations”).

(b)    Loyalty Notes: indebtedness currently outstanding under that certain Indenture, dated as of September 17, 2020 (as supplemented by the First Supplemental Indenture, dated as of November 17, 2022 and as further amended, waived, supplemented or otherwise modified prior to the Petition Date, the “Loyalty Notes Indenture”), among the Loan Parties and Wilmington Trust, National Association, as trustee and as collateral custodian (in such capacities, the “Loyalty Notes Trustee”) governing the Loyalty Notes Issuers’ 8.00% Senior Secured Notes due 2025 in the aggregate principal amount of $1,110.0 million (the “Loyalty Notes”) plus all accrued and unpaid interest thereon, fees, premiums and other expenses incurred in connection therewith (collectively, the “Loyalty Notes Obligations”). Each beneficial owner of Loyalty Notes as of the Petition Date is hereinafter referred to as a “Loyalty Notes Holder”. The term “Required Loyalty Note Holders” means, as of any time of determination, Loyalty Note Holders holding at least 50.01% of the Loyalty Notes outstanding at such time.

(c)    Convertible Notes: indebtedness currently outstanding under (x) that certain First Supplemental Indenture, dated as of May 12, 2020 (as amended, waived, supplemented or otherwise modified prior to the Petition Date, the “2025 Convertible Notes Indenture”), between the Company and Wilmington Trust, National Association, as trustee (in such capacity, the “2025 Convertible Notes Trustee”) governing the Company’s 4.75% Convertible Senior Notes due 2025 in the aggregate principal amount of $25.1 million (the “2025 Convertible Notes”) plus all accrued and unpaid interest thereon, fees, premiums and other expenses incurred in connection therewith (collectively, the “2025 Convertible Notes Obligations”) and (y) that certain Second Supplemental Indenture, dated as of April 30, 2021 (as amended, waived, supplemented or otherwise modified prior to the Petition Date, the “2026 Convertible Notes Indenture” and, together with the 2025 Convertible Notes Indenture, the “Convertible Notes Indentures”), between the Company and Wilmington Trust, National Association, as trustee (the “2026 Convertible Notes Trustee”) governing the Company’s 1.00% Convertible Senior Notes due 2026 in the aggregate principal amount of $500.0 million (the “2026 Convertible Notes” and, together with the 2025 Convertible Notes, the “Convertible Notes”) plus all accrued and unpaid interest thereon, fees, premiums and other expenses incurred in connection therewith (collectively, the “2026 Convertible Notes Obligations” and, together with the 2025 Convertible Notes Obligations, the “Convertible

Notes Obligations”). Each beneficial owner of Convertible Notes as of the Petition Date is hereinafter referred to as a “Prepetition Convertible Noteholder”. The term “Required Convertible Noteholders” means, as of any time of determination, Prepetition Convertible Noteholders holding at least 50.01% of the Convertible Notes outstanding at such time.

DIP Creditors:

The DIP Facility shall be provided by the DIP Lenders and the DIP Note Purchasers as set forth herein.

The term “DIP Lenders” shall mean, collectively, each Loyalty Notes Holder or Affiliate thereof and each Prepetition Convertible Noteholder or Affiliate thereof, in each case, with a DIP Commitment listed in Schedule 1 to the Commitment Letter that elects to fund such DIP Commitment through providing DIP Loans, together with their successors and assigns.

The term “DIP Note Purchasers” shall mean, collectively, each Loyalty Notes Holder or Affiliate thereof and each Prepetition Convertible Noteholder or Affiliate thereof who, in each case, with a DIP Commitment listed in Schedule 1 to the Commitment Letter that elects to fund such DIP Commitment through purchasing DIP Notes and is an Eligible Note Purchaser (as defined below), together with their successors and assigns.

The term “DIP Creditors” shall mean, collectively, the DIP Lenders and the DIP Note Purchasers, including the Fronting Lender (as defined below) for so long as the Fronting Lender constitutes a DIP Lender.

The term “Eligible Note Purchaser” shall mean a person that is either (i) a “qualified institutional buyer,” as such term is defined in Rule 144A under the Securities Act, (ii) a non-U.S. person as defined under Regulation S under the Securities Act, or (iii) an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3), (7), (8), (9), (12) or (13) under the Securities Act.

DIP Agent:	Wilmington Savings Fund Society, FSB (“WSFS”) shall act as administrative agent and collateral agent with respect to the DIP Facility (in such capacity, the “DIP Agent”).

DIP Facility:

A senior secured non-amortizing superpriority priming debtor in possession facility in an aggregate principal amount of $300.0 million (the “DIP Facility”) comprised of (i) new money term loans (collectively, the “DIP Loans”) and (ii) new money notes (collectively, the “DIP Notes”), which DIP Loans shall be made available to the Borrower, and DIP Notes shall be purchased from the Borrower (on a pro rata basis) in one draw or issuance, as applicable, upon satisfaction of the conditions set forth herein and in the Orders, including the entry of the DIP Order (the “DIP Draw”); provided, that the DIP Loans will be initially provided and funded through Barclays Bank PLC, as fronting lender (the “Fronting Lender”), in accordance with the terms of this DIP Term Sheet, the DIP Facility Documentation and the Fronting Fee Letter (as defined below), and subsequently assigned to the Commitment Parties that elect to fund their DIP Commitments through DIP Loans and/or Affiliates or Approved Funds thereof.

Each Commitment Party shall give written notice (which may be in the form of an e-mail from Akin Gump Strauss Hauer & Feld LLP) to the Borrower, the DIP Agent and the Fronting Lender in writing of its election to fund its DIP Commitment in the form of DIP Loans and/or DIP Notes by no later than 5 business days prior to the Closing Date; provided that, if a Commitment Party fails to provide such written notice, then such Commitment Party shall fund its DIP Commitment in the form of DIP Loans.

All DIP Loans and DIP Notes shall become due and payable on, and all unfunded DIP Commitments shall be terminated upon, the occurrence of a DIP Termination Event (as defined herein). Once repaid, DIP Loans shall not be permitted to be reborrowed and DIP Notes shall not be permitted to be reissued.

Orders:

“Adequate Protection Order” has the meaning assigned to such term in the Restructuring Support Agreement.

“DIP Order” has the meaning assigned to such term in the Restructuring Support Agreement.

As used herein, the term “Orders” means, collectively, the DIP Order and the Adequate Protection Order.

DIP Termination Event:

The “DIP Termination Event” with respect to the DIP Facility shall be the earliest to occur of:

(a) the date that is twelve (12) months after the Closing Date (and if such date shall not be a business day, the next succeeding business day);

(b) the substantial consummation (as defined in section 1101 of the Bankruptcy Code and which for purposes hereof shall be no later than the “effective date” thereof) of a plan of reorganization filed in the Chapter 11 Cases that is confirmed pursuant to an order entered by the Bankruptcy Court;

(c) the acceleration of the DIP Facility Obligations and the termination of the unfunded DIP Commitments (if any) in accordance with the DIP Facility Documents;

(d) the consummation of a sale of all or substantially all of the assets of the Debtors pursuant to section 363 of the Bankruptcy Code; and

(e) dismissal of the Chapter 11 Cases or conversion of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code or appointment of a Chapter 11 trustee or examiner.

Amortization:	None.

Purpose:

The proceeds of the DIP Loans and DIP Notes shall be used, in each case, subject to the Orders:

(i)          for the payment of working capital and other general corporate needs of the Debtors in the ordinary course of business;

(ii)        for the payment of the fees, costs, and expenses of administering the Chapter 11 Cases;

(iii)      to pay obligations arising from or related to the Carve-Out (as defined in the Adequate Protection Order);

(iv)      to pay such other prepetition obligations as set forth in the Approved Budget (subject to Permitted Variances) or otherwise as approved by the Bankruptcy Court;

(v)        for the payment of the agency fees and reasonable and documented fees and expenses of the DIP Agent and the DIP Creditors owed under the DIP Facility Documents;

(vi)      to make any adequate protection payments pursuant to the terms of the Orders; and

(vii)    for other general corporate purposes.

DIP Facility Documents:	“Documentation Principles” means that the DIP Facility will be documented (i) in a credit and note purchase agreement (the “DIP Credit and Note Purchase Agreement”) and other customary guarantee, security and other relevant documentation reasonably requested by the Required Loyalty Note Holders or Required Convertible Noteholders and (ii) through the terms of the Orders (collectively, the “DIP Facility Documents”), in each case, reflecting the terms and provisions set forth in this DIP Term Sheet.

Interest Rates and Fees:	As set forth on Annex A-1 attached hereto and in any applicable fee letters.

Optional Prepayments:	None.

Mandatory Prepayments:	Mandatory prepayments of the DIP Loans and DIP Notes shall be required (on a pro rata basis) with 100% of the net cash proceeds from (A) the sale or other disposition of DIP Collateral outside the ordinary course of business, excluding any sale or disposition set forth on Annex C hereto (such excluded sales and dispositions, collectively, the “Specified Dispositions”); and the repayment of any outstanding indebtedness secured by the property or assets that are subject to such Specified Disposition are referred to herein as the “Specified Debt Repayments”); provided that, for the avoidance of doubt, net cash proceeds from the disposition of Prepetition RCF Collateral (as defined herein) shall not be required to be used to prepay DIP Loans and/or DIP Notes to the extent (i) Revolving Loans under the Revolving Credit Agreement are outstanding and (ii) such net cash proceeds are required to prepay Revolving Loans under the Revolving Credit Agreement, (B) any casualty events, insurance and condemnation proceeds in respect of any DIP Priority Collateral and (C) any sale or issuance of debt for borrowed money, evidenced by bonds, notes, debentures or capitalized lease obligations (other than Specified Refinancings (as defined herein)) and (D) any extraordinary receipts (it being understood and agreed that any receipts contemplated by the Approved Budget shall not constitute

“extraordinary receipts” for purposes hereof) and, in each case of clauses (A), (B) and (D), resulting in receipt of net cash proceeds by the Loan Parties in excess of $10,000,000. The DIP Credit and Note Purchase Agreement shall contain customary provisions permitting DIP Creditors to decline to accept mandatory prepayments.

Mandatory prepayments of the DIP Loans and DIP Notes shall be applied as follows: (a) to the extent such prepayment is funded with the proceeds of the Prepetition RCF Collateral, such prepayment shall be applied first, to prepay Revolving Loans until all such Revolving Loans are repaid in full (or otherwise not required to be repaid pursuant to the Revolving Credit Agreement), and second, to prepay DIP Loans and DIP Notes on a pro rata basis until all such DIP Loans and DIP Notes are repaid in full in cash and (b) to the extent such prepayment is funded with the proceeds of the DIP Priority Collateral (as defined herein), such prepayment shall be applied to prepay DIP Loans and DIP Notes on a pro rata basis until all such DIP Loans and DIP Notes are repaid in full in cash.

Security and Priority:

The DIP Facility Obligations shall be, subject to (i) the Carve-Out, (ii) the prepetition and postpetition liens of the Revolving Agents on the Prepetition RCF Collateral solely with respect to the Revolving Facility Obligations and (iii) certain liens senior by operation of law, but solely to the extent such permitted liens were valid, properly perfected and non-avoidable as of the Petition Date, or valid, non-avoidable, senior priority liens in existence as of the Petition Date that are perfected after the Petition Date as permitted by section 546(b) of the Bankruptcy Code (the “Permitted Liens”):

(a)       pursuant to section 364(c)(1) of the Bankruptcy Code, entitled to joint and several superpriority administrative expense claim status in all of the Chapter 11 Cases (the “DIP Superpriority Claims”); and

(b)       pursuant to sections 364(c)(2), 364(c)(3) and 364(d)(1) of the Bankruptcy Code, secured by fully perfected senior security interests and liens on the DIP Collateral (as defined herein) (collectively, the “DIP Liens”), in each case, as described in further detail in the Orders.

The DIP Liens shall be effective and perfected upon entry of the DIP Order without the necessity of the execution, filing or recordation of mortgages, security agreements, pledge agreements, financing statements or other agreements.

“DIP Collateral” means (i) the Loan Parties’ interest in all assets and properties, whether tangible, intangible, real, personal or mixed, whether now owned by or owing to, or hereafter acquired by, or arising in favor of, the Loan Parties (including under any trade names, styles or derivations thereof), and whether owned or consigned by or to, or leased from or to, the Loan Parties, and regardless of where located, in each case to the extent such assets and properties constitute Prepetition RCF Collateral and Prepetition Secured Notes Collateral; and (ii) property of the Loan Parties, whether existing on the Petition Date or thereafter acquired, that, on or as of the Petition Date is not subject to valid, perfected and non-avoidable liens (or perfected after the Petition Date to the extent permitted by Bankruptcy Code section 546(b)) (subject only to the Carve-Out), including, without limitation, all unencumbered assets of the Loan Parties, all prepetition property and postpetition property of the Loan Parties’ estates, and the proceeds, products, rents and profits thereof, whether arising from Bankruptcy Code section 552(b) or otherwise, including, without limitation, unencumbered cash (and any investment of such cash) of the Loan Parties (whether maintained with the DIP Agent or otherwise) all equipment, all goods, all accounts, cash, payment intangibles, bank accounts and other deposit or securities accounts of the Loan Parties (including any accounts opened prior to, on or after the Petition Date), insurance policies and proceeds thereof, equity interests, instruments, intercompany claims, accounts receivable, other rights to payment, all general intangibles, all contracts and contract rights, securities, investment property, letters of credit and letter of credit rights, chattel paper, all interest rate hedging agreements, all owned real estate, real property leaseholds, fixtures, patents, copyrights, trademarks, trade names, rights under license agreements and other intellectual property, all commercial tort claims, and all claims and causes of action (including any claim or cause of action arising under Chapter 5 of the Bankruptcy Code or any applicable state law Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law), and any and all proceeds, products, rents and profits of the foregoing, excluding the Excluded Assets. Notwithstanding anything to the contrary herein, to the extent a DIP Lien cannot attach to the DIP Collateral pursuant to applicable law, the DIP Liens granted pursuant to this DIP Order shall attach to the Loan Parties’ economic rights, including, without limitation, any and all such proceeds of such DIP Collateral and any Excluded Assets.

“DIP Priority Collateral” means all DIP Collateral other than Prepetition RCF Collateral.

“Excluded Assets” means property that cannot be subject to liens pursuant to applicable law, rule, contract or regulation (including any requirement to obtain the consent (after the use of commercially reasonable efforts to obtain such consent) of any governmental authority or third party, unless such consent has been obtained) or restrictions of contract (including, without limitation, federal concessions as well as equipment leases and financing arrangements) existing on the closing date or the time of entry of such contract (other than to the extent such restriction is ineffective under the UCC or other applicable law).

“Prepetition RCF Collateral” means “Collateral” as defined in the Revolving Credit Agreement.

“Prepetition Secured Notes Collateral” means “Collateral” as defined in the Loyalty Notes Indenture.

Intercreditor Arrangements:	To be reasonably satisfactory to the Required DIP Creditors.

Carve-Out and Related Provisions:	As set forth in the Adequate Protection Order.

Limitation on Use of Proceeds of DIP Facility:	As set forth in paragraph 12 of the Adequate Protection Order.

Adequate Protection & Other Protections:	As set forth in the Adequate Protection Order.

Termination of Consent to Use Cash Collateral:	The consensual use of cash collateral will be terminated upon the expiration of the Remedies Notice Period as described below.

Conditions Precedent to the Extension of Credit:	The extension of credit (the “Closing”; the date on which the Closing occurs, the “Closing Date”) under the DIP Facility shall be subject to the following conditions, unless waived by the Required DIP Creditors:

A.    DIP Agent’s fee letter, in form and substance satisfactory to the DIP Agent in its sole discretion, shall have been executed and delivered by each party thereto.

B.    The Borrower shall have issued a customary promissory note to each DIP Note Purchaser and, if requested, to any DIP Lender that so requests a promissory note (it being understood that the DIP Credit and Note Purchase Agreement shall contain a tranche of DIP Notes and a separate tranche of DIP Loans).

C.    The DIP Credit and Note Purchase Agreement and all other applicable DIP Facility Documents shall have been executed and delivered by each party thereto.

D.    Each of the Loan Parties shall be a debtor and a debtor in possession.

E. The Adequate Protection Order, which shall be in form and substance reasonably satisfactory to DIP Agent and the Required DIP Creditors, shall be in full force and effect and shall not have been vacated, reversed, modified, amended or stayed in any respect.

F. [Reserved].

G. All fees and invoiced costs and expenses (including, without limitation, reasonable, documented and invoiced legal fees and expenses) required to be paid to the Ad Hoc Group of Senior Secured Noteholders Advisors, the Ad Hoc Group of Convertible Noteholders Advisors, the DIP Agent and the DIP Creditors on or before the Closing Date shall have been paid, it being understood and agreed that the DIP Agent shall be entitled to net such fees, costs and expenses and any administrative and/or agency fees from the proceeds of the funded DIP Loans and DIP Notes.

H. The DIP Agent and the DIP Creditors shall have received, prior to the Closing Date, in a form and substance reasonably satisfactory to the Required DIP Creditors, a thirteen (13)-week rolling cash flow budget for the period from the Closing Date through the end of such thirteen (13)-week period (such initial approved budget and subsequent budgets approved by the Required DIP Creditors as described below, the “Approved Budget”).

I. The DIP Agent and the DIP Creditors shall have received, on or prior to the Closing Date, customary closing deliverables with respect to each Debtor addressing such customary matters as the DIP Creditors shall reasonably request, including good standing certificates, secretary’s certificates with organizational documents, resolutions and incumbency certificates attached and officer’s closing certificate, in each case, in form and substance reasonably satisfactory to the Required DIP Creditors.

J.    There shall exist no known unstayed action, suit, investigation, litigation, or proceeding with respect to the Borrower and its subsidiaries pending in any court or before any arbitrator or governmental instrumentality (other than the Chapter 11 Cases) that would reasonably be expected to result in a Material Adverse Effect.

“Material Adverse Effect” shall mean any circumstance or condition that would individually or in the aggregate, have a material adverse effect on (i) the business, assets, operations, properties or financial condition of the Borrower and its subsidiaries, taken as a whole (other than as a result of events leading up to and customarily resulting from the commencement of the Chapter 11 Cases and the continuation and prosecution thereof), (ii) the ability of the Loan Parties (taken as a whole) to perform their respective payment obligations under the Orders and the other DIP Facility Documents (other than as a result of events leading up to and resulting from the commencement of the Chapter 11 Cases and the continuation and prosecution thereof) or (iii) the rights and remedies of the DIP Creditors or the DIP Agent under the Orders and the other DIP Facility Documents.

K.   Since the Petition Date, there shall not have occurred any circumstance or conditions, which individually or in the aggregate, constitutes or is reasonably expected to constitute, a Material Adverse Effect.

L.    All necessary and material governmental and third-party consents and approvals necessary in connection with the DIP Facility and the transactions contemplated thereby shall have been obtained on or prior to the Closing Date.

M. The DIP Agent and each DIP Creditor who has requested the same at least seven (7) business days before the Closing Date shall have received, no later than three (3) business days before the Closing Date, all documentation and other information required under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S. Patriot Act.

N. Granting to the DIP Agent, for the benefit of the DIP Agent and the DIP Creditors, valid and perfected liens, satisfactory to the Required DIP Creditors, via entry of the DIP Order, on the security interests in the DIP Collateral of the Loan Parties set forth in the “Security and Priority” section above; the Borrower shall have delivered Uniform Commercial Code financing statements with respect to the

Borrower and the other Loan Parties, in suitable form for filing satisfactory to the Required DIP Creditors.

O.   The Restructuring Support Agreement, dated as of November 18, 2024, among the Company Parties and Consenting Stakeholders (as each such term is defined therein) (the “Restructuring Support Agreement”), shall be in full force and effect and shall not have been amended or modified without the consents required therein.

P.    All “first day orders” entered at the time of commencement of the Chapter 11 Cases and all “second day orders” shall be reasonably satisfactory to the Required DIP Creditors.

Q.   The Fronting Fee Letter shall have been duly executed and delivered to each of the parties signatory thereto.

R.   All premiums, fronting or seasoning fees, and the reasonable and documented fees, costs, and expenses of Dentons US LLP, as legal counsel for the Fronting Lender, in each case, pursuant to invoices delivered to the Debtors before the Closing Date, and required to be paid to the Fronting Lender in accordance with the Fronting Fee Letter, shall have been paid (or will be paid with the proceeds of the DIP Loans), it being understood and agreed that the Fronting Lender shall be entitled to net such fees, costs and expenses from the proceeds of the funded DIP Loans.

S.    No default or Event of Default shall exist or would result from such proposed funding or from the application of the proceeds therefrom.

T.   Representations and warranties of the Loan Parties in the DIP Facility Documents shall be true and correct in all material respects (or in the case of representations and warranties with a “materiality” qualifier, true and correct in all respects (after giving effect to any qualification therein)) on and as of the date of such funding or issuance, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.

U.   The DIP Draw shall not violate any requirement of law, the violation of which constitutes or is reasonably expected to constitute a Material Adverse Effect, after giving effect to the Orders, and any other order of the Bankruptcy Court, and shall not be enjoined, temporarily, preliminarily or permanently.

V.    The DIP Draw shall not result in the aggregate outstanding amount under the DIP Facility exceeding the amount authorized by the DIP Order.

W.  The DIP Order, which shall be in form and substance reasonably satisfactory to DIP Agent and the Required DIP Creditors, shall be in full force and effect and shall not have been vacated, reversed, modified, amended or stayed in any respect.

X.    [Reserved].

Y.    None of the Chapter 11 Cases shall have been dismissed or converted to a chapter 7 case.

Z.     No trustee under chapter 7 or chapter 11 of the Bankruptcy Code or examiner with enlarged powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code shall have been appointed in any of the Chapter 11 Cases.

AA.    The DIP Agent shall have received, a borrowing notice five (5) business days prior to funding in the form set forth in the DIP Facility Documents.

BB.    Satisfaction by the Debtors of all DIP Milestones (as defined herein) that were required under the DIP Facility Documents to have been satisfied as of the date of each borrowing.

CC. All material “first day” orders shall have been entered on a final basis and shall be reasonably satisfactory to the Required DIP Creditors.

Representations and Warranties:	The DIP Facility Documents shall contain the following representations and warranties covering valid existence, compliance with law (including Official of Foreign Asset Control (“OFAC”), Foreign Corrupt Practices Act, etc.), requisite power, due authorization, approvals, no conflict with organizational documents, material agreements (to the extent enforceable postpetition) or applicable law, enforceability of the DIP Facility Documents, no default or an event of default under DIP Facility Documents after taking into account the funding under the DIP Facility, ownership of subsidiaries and property, material accuracy of financial statements and all other information and disclosure provided, absence of material adverse change, absence of material litigation, taxes, margin regulations, no burdensome restrictions, inapplicability of Investment Company Act, employee benefit plans and the Employee Retirement Income Security Act (“ERISA”), use of proceeds, insurance, labor matters, environmental matters, sanctioned persons, anti-corruption laws, Patriot Act, perfection and security interests, intellectual property and licenses, air carrier status, FAA slot utilization, deposit accounts, ownership of properties and liens, the Orders, the DIP liens, anti-financial crimes and the superpriority administrative expense claims.

Affirmative Covenants:

The Loan Parties shall comply with the Orders.

The DIP Credit and Note Purchase Agreement will contain the following affirmative covenants, subject to ordinary course exceptions and other baskets, exceptions and thresholds to be mutually agreed:

A. Payment of taxes (other than taxes that are excused or stayed by an order of the Bankruptcy Court or as a result of the filing of the Chapter 11 Cases).

B. Preservation of existence.

C. Maintenance of properties.

D. Maintenance of insurance (including flood insurance solely to the extent that any real property secures the DIP Facility).

E. Compliance with laws (including ERISA and environmental laws), sanctions, anti-bribery, OFAC, PATRIOT Act, money-laundering and other anti-terrorism laws, etc.

F. Conduct of business. G. Maintenance of and access to books and records and inspection rights.

H. Provision of additional collateral, guarantees and mortgages.

I. Delivery of certain reports and information. J. Use of proceeds.

K.      DIP Milestones.

L.      Certain customary bankruptcy matters, including provision of material draft motions and pleadings (subject to customary limitations and exceptions) and Bankruptcy Court orders, motions and other filings being reasonably acceptable to the Required DIP Creditors.

M.     Limitations on changes to fiscal year.

N.     ;Delivery of notices of defaults under the DIP Facility and certain other events that would reasonably be expected to result in a Material Adverse Effect.

O.     Upon request (but not more than once per week), commercial update calls with the advisors to the DIP Creditors or their representatives at a reasonable and mutually agreed time.

P.     Regulatory cooperation; regulatory matters; citizenship; and utilization.

Q.     Compliance with the cash management order reasonably acceptable to the Required DIP Creditors.

R.     Further assurances and post-closing covenant (including post-closing obligations to obtain insurance endorsements naming the DIP Agent, on behalf of the DIP Creditors, as an additional insured and loss payee, as applicable, under all property and casualty insurance policies to be maintained with respect to the properties of the Loan Parties and their respective subsidiaries forming part of the DIP Collateral within twenty (20) business days after the Closing Date (or such later time as the Required DIP Creditors may agree)).

DIP Milestones:	The Debtors shall comply with all milestones set forth in the Restructuring Support Agreement, as extended pursuant to the terms thereof (the “DIP Milestones”), unless waived by the Required DIP Creditors, it being understood and agree that such DIP Milestones shall be included in the DIP Credit and Note Purchase Agreement.

Negative Covenants:	The DIP Credit and Note Purchase Agreement will contain the following negative covenants, subject to ordinary course exceptions and other baskets, exceptions and thresholds to be mutually agreed:

A. Limitations on liens (which shall include, for the avoidance of doubt, an exception permitting the liens securing any Specified Refinancing).

B. Limitations on loans and investments.

C. Limitations on debt and guarantees (which shall include, for the avoidance of doubt, an exception permitting any Specified Refinancing).

D. Limitations on fundamental changes.

E. Limitations on asset sales and dispositions (including sale-leasebacks and disposition of equity), other than any Specified Disposition; provided that any asset sale or disposition of DIP Collateral (other than any Specified Disposition) not in the ordinary course of business shall require the consent of the Required DIP Creditors.

F. Limitations on restricted payments, including dividends, redemptions and repurchases with respect to capital stock.

G. Limitations on material changes in business.

H. Limitations on transactions with affiliates.

I. Limitations on restrictions on distributions from subsidiaries, intercompany loans (and repayments), asset transfers or investments and granting of negative pledges.

J. Limitations on use of proceeds.

K. Limitations on accounting changes.

L.     Limitations on cancellation of debt and prepayments, repayments, redemptions and repurchases of debt (other than any Specified Debt Repayment).

M.   Limitation on change in business, structure, accounting, name and jurisdiction of organization or other fundamental changes.

N.    Limitations on the formation and maintenance of subsidiaries.

O.    Limitations on amendment of constituent documents, and on the termination or modification of, or entry into, material contracts, leases or other arrangements, in each case, in a manner that is materially adverse to the interests of the DIP Creditors (in their capacity as such).

P.     Limitation on incurrence or existence of any claims entitled to a superpriority under section 364(c)(1) of the Bankruptcy Code other than those arising under the DIP Facility and the replacement liens and superpriority claims provided as adequate protection as set forth in the Orders, as applicable.

Q.    Limitation on contracts and lease rejections or assumptions in each case, in a manner that is materially adverse to the interests of the DIP Creditors (in their capacities as such), in each case, without prior written consent of the Required DIP Creditors.

For the avoidance of doubt and notwithstanding anything to the contrary herein, the negative covenants applicable to the DIP Facility shall not contain exceptions based on an “available amount” or like concept or “unrestricted subsidiary” or like concept.

Financial Covenants:	The DIP Facility will contain the following financial covenants:

Variance Covenant. As of the last date of each Test Period, commencing with the fourth full week after the Petition Date, (1) the unfavorable variance (as compared to the Approved Budget) of the cumulative operating cash receipts of the Debtors (other than (a) all cash receipts from the proceeds of any Specified Disposition and (b) all cash receipts from the proceeds of any refinancing of any debt set forth in Annex B hereto (such refinancings, collectively, the “Specified Refinancings”) shall not exceed 20% and (2) the unfavorable variance (as compared to the Approved Budget) of the cumulative operating disbursements (other than (i) all professional fees, including professional fees and expenses incurred by the Debtors, the DIP Agent, the advisors to the Ad Hoc Secured Notes Group, the advisors to the Ad Hoc Convertible Noteholders Group, the Revolving Agents, the U.S. Trustee and any statutory committee that are owed and payable by the Debtors and (ii) all disbursements in respect of any Specified Debt Repayment and any Specified Refinancing) shall not exceed 20%, in each case, based on a rolling four-week period (collectively, the “Permitted Variances”). “Test Period” shall mean (i) initially, the period ending on the last day of the fourth full calendar week after the Petition Date and (ii) thereafter, each four week period ending on the last day of each subsequent week thereafter.

Minimum Liquidity Covenant. As of the last day of any week following the Closing Date, minimum free cash on hand (including, for the avoidance of doubt, the proceeds of the DIP Facility) of the Debtors (“Liquidity”) to be no less than $550.0 million.

Budget and Reporting Requirements:	The Company shall provide: (i) on or prior to the Thursday of each week, Approved Budget variance reports on a line-item basis and Liquidity reports, in each case, for the preceding rolling four calendar weeks (provided that, (x) the first such variance report shall only include a comparison for the preceding calendar week, (y) the second such variance report shall only include a comparison for the preceding two calendar weeks and (z) the third such variance report shall only include a comparison for the preceding three calendar weeks) and a computation of Liquidity as of the preceding calendar week-end; (ii) on or prior to Thursday of every fourth week, an updated forecast on a rolling 13-week basis, in form and substance reasonably satisfactory to the Required DIP Creditors in their sole discretion, which shall become the then Approved Budget upon approval by Required DIP Creditors in their sole discretion

(and to the extent any updated budget is not approved by the Required DIP Creditors, the Approved Budget that is then in effect shall continue to constitute the Approved Budget for purposes of the DIP Facility); and (iii) on or prior to Thursday of the first full week of each month, monthly flash P&L for the most recently completed available month with commentary on variance to Project Bravo business plan, key updates on routes added or subtracted and key performance indicators, including ASMs, RPMs, load factor, TRASM/CASM/CASM Ex-Fuel, block hours, average daily utilization/block hours, average cost per fuel gallon, average aircraft (total), average aircraft (ATS), average AOGs, flight hours, departures, passenger flight segments, fare revenue per passenger flight segment, non-ticket revenue per passenger flight segment, average stage length, fuel gallons consumed, and commentary on trends and key drivers in respect of fare and non-fare metrics and opex break-outs, the first delivery of which shall be required on the first such Thursday after the Closing Date.

Events of Default:	The DIP Facility Documents will contain the following events of default (each, an “Event of Default”):

A. failure to pay principal, interest or any other amount when due, subject in the case of payment of interest or any other amount (but not principal), to a three (3) business day grace period;

B. representations and warranties incorrect in any material respect when made or deemed made;

C. failure to comply with affirmative covenants (subject to a ten (10) business day grace period for failure to comply with affirmative covenants (other than the affirmative covenants listed in clauses (B), (J), (K), (N) (solely to the extent a responsible officer of the Borrower had actual knowledge of the applicable default or other event and its obligation to deliver such notice pursuant to such clause (N)) and (Q) above)), negative covenants and/or financial covenants (subject to a two (2) business day grace period with respect to any failure to deliver any variance report as and when required);

D.    cross default to other indebtedness in excess of $50.0 million (other than any indebtedness the payment of which is stayed as a result of the filing of the Chapter 11 Cases);

E.    failure to comply with DIP Milestones;

F. unstayed judgments or postpetition judgments arising from postpetition obligations in excess of $50.0 million after applying proceeds from any applicable insurance policies;

G. commencement of ancillary insolvency proceedings in applicable foreign jurisdictions with respect to any Debtor and the entry of applicable recognition, administrative and substantive orders by the applicable court, in each case without prior consent of the Required DIP Creditors;

H. the occurrence of ERISA events (or foreign equivalent), environmental event or other similar reportable events that are not stayed and that result in a claim in excess of $50.0 million;

I. actual or asserted (by any Loan Party or any affiliate thereof) invalidity or impairment of any material DIP Facility Document (including the failure of any lien to remain perfected liens pursuant to the DIP Order);

J. change of control;

K.     (i) the entry of an order dismissing any of the Chapter 11 Cases or converting any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code;

(ii) the entry of an order appointing a chapter 11 trustee or a responsible officer having expanded powers, or similar person, in any of the Chapter 11 Cases;

(iii) the entry of an order staying, reversing, vacating or otherwise modifying any of the Orders, in each case, in a manner adverse in any respect to the DIP Agent or any DIP Creditor;

(iv) the entry of an order in any of the Chapter 11 Cases appointing an examiner having expanded powers (beyond those set forth under sections 1106(a)(3) and (4) of the Bankruptcy Code);

(v) the entry of an order in any of the Chapter 11 Cases confirming a plan that is inconsistent with the Restructuring Support Agreement;

(vi) the entry of an order in any of the Chapter 11 Cases granting adequate protection to any other person other than as set forth in the Orders;

(vii) the entry of an order in any of the Chapter 11 Cases denying or terminating use of cash collateral by the Loan Parties or imposing any additional conditions thereon;

(viii) the entry of a final, non-appealable order in any of the Chapter 11 Cases charging any of the DIP Collateral under section 506(c) of the Bankruptcy Code against the DIP Agent, any DIP Creditor or the Loyalty Notes Holders;

(ix) other than the Orders, the entry of an order in any of the Chapter 11 Cases seeking authority to use cash collateral or to obtain financing under section 364 of the Bankruptcy Code;

(x) the entry of a final, non-appealable order in any of the Chapter 11 Cases granting relief from any stay of proceeding (including, without limitation, the automatic stay) so as to allow a third party to (i) proceed against any assets of the Loan Parties in excess of $50.0 million in the aggregate or (ii) pursue other actions that would have a Material Adverse Effect on the Debtors or their estates;

(xi) the filing of any pleading by any Loan Party seeking, or otherwise consenting to, any of the matters set forth in clauses (i) through (x) above;

(xii) the Loan Parties or any of their subsidiaries, or any person claiming by or through the Loan Parties or any of their subsidiaries, shall obtain court authorization to commence, or shall commence, join in, assist or otherwise participate as an adverse party in any suit or other proceeding against the DIP Agent, any of the DIP Creditors or any Loyalty Notes Holders and their respective rights, remedies and claims under or related to the DIP Facility or the Orders in any of the Chapter 11 Cases or inconsistent with the DIP Facility Documents and the Orders, including with respect to the Debtors’ stipulations, admissions, agreements and releases contained in the applicable Orders;

(xiii) filing of a chapter 11 plan or disclosure statement that is not reasonably acceptable to the Required DIP Creditors in their sole discretion;

(xiv) entry of an order or filing of any document by any of the Debtors in any of the Chapter 11 Cases granting or seeking to grant, other than in respect of the DIP Facility and the Carve-Out or as otherwise permitted under the applicable DIP Facility Documents or the Orders, any superpriority administrative expense claim status in the Chapter 11 Cases pursuant to section 364(c)(1) of the Bankruptcy Code pari passu with or senior to the claims of the DIP Agent and the DIP Creditors under the DIP Facility or secured by liens pari passu with or senior to the liens securing the Loyalty Notes Obligations or the adequate protection liens granted to the Loyalty Notes Holders;

(xv) any of the Loan Parties or any of their subsidiaries shall seek, support (including by filing a pleading in support thereof) or fail to contest in good faith any of the matters set forth in clauses (i) through (xiv) above;

(xvi) the termination of the Restructuring Support Agreement; or

(xvii) additional customary events of default relating to the Chapter 11 Cases;

L. The making of any payments in respect of prepetition obligations other than (i) as permitted by the Orders, (ii) as permitted by any “first day” orders reasonably satisfactory to the Required DIP Creditors, (iii) as set forth under the Approved Budget (subject to Permitted Variances) or (iv) approved by the Required DIP Creditors in their sole discretion;

M. The Loan Parties or any of their subsidiaries shall fail to comply with the terms of any of the Orders;

N. The Loan Parties or any of their subsidiaries, or any person claiming by or through the Loan Parties or any of their subsidiaries shall obtain court authorization to commence, or shall commence, join in, assist or otherwise participate as an adverse party in any suit or other proceeding against the agents under the Prepetition Facilities or any of the lenders or creditors under the Prepetition Facilities relating to the Prepetition Facilities, in their capacities as such;

O.    Without the consent of the Required DIP Creditors, any Debtor shall file (or fail to oppose) any motion seeking an order authorizing the sale of all or substantially all of the assets of the Loan Parties;

P.     [Reserved];

Q.    the Bankruptcy Court shall enter an order denying, terminating or modifying (i) the Debtors’ exclusive plan filing and plan solicitation periods under section 1121 of the Bankruptcy Code or (ii) the exclusive right of any Debtor to file a chapter 11 plan pursuant to section 1121 of the Bankruptcy Code, unless such order was entered as a result of a request by, or received support from the Required DIP Creditors; or

R.    without the consent of the Required DIP Creditors, the Bankruptcy Court enters an order approving a sale transaction.

Upon the occurrence and during the continuation of a DIP Termination Event, without further application, notice, hearing or order of the Bankruptcy Court, the automatic stay under section 362 of the Bankruptcy Code shall automatically be deemed vacated and modified to the extent necessary to permit the DIP Agent (acting at the direction of the Required DIP Creditors under the DIP Facility Documents) to deliver a written notice (which may be via electronic mail) to counsel for the Debtors, the U.S. Trustee and counsel for the Creditors’ Committee to declare the occurrence of a DIP Termination Event (such date, the “DIP Termination Declaration Date”) and (i) terminate, reduce or restrict the DIP Commitments (to the extent any such commitment remains), (ii) accelerate and declare all DIP Facility Obligations to be immediately due and payable, (iii) terminate the DIP Facility and the DIP Facility Documents as to any further liability or obligation thereunder, but without affecting the DIP Liens, the DIP superpriority claims or the DIP Facility Obligations, (iv) terminate, restrict or revoke the ability of the Debtors to use Cash Collateral, (v) charge interest at the default rate set forth in the DIP Facility Documents, and/or (vi) upon at least 5 business days’ notice from and after the DIP Termination Declaration Date (the “Remedies Notice Period”), exercise or enforce any rights and remedies against the DIP Collateral as set forth in the DIP Facility Documents or under applicable law (subject to any applicable intercreditor provisions set forth in the DIP Order and the relative rights and priorities set forth in the DIP Order); provided, however, that the Debtors and the Creditor’s Committee (if appointed) may, during such period, be entitled to seek emergency relief before the Bankruptcy Court, subject to the Bankruptcy Court’s availability (“Emergency Motion”) (in which case, the Remedies Notice Period shall automatically extend until the Bankruptcy Court’s adjudication of such Emergency Motion). Unless the Bankruptcy Court orders otherwise, upon the expiration of the Remedies Notice Period the automatic stay shall automatically be deemed terminated, without further notice, hearing or order of the Bankruptcy Court, and the DIP Agent (acting at the instruction of the Required DIP Creditors under the DIP Facility Documents) shall be permitted to exercise all remedies set forth in the DIP Order and in the DIP Facility Documents or applicable law, and the Debtors’ right to use any Cash Collateral that constitutes Pre-Petition Secured Notes Collateral shall immediately cease.

Right to Credit Bid:	Subject to the terms of the DIP Order, to the extent provided in section 363(k) of the Bankruptcy Code and applicable law, the DIP Agent, or any assignee or designee of the DIP Agent, acting at the direction of the Required DIP Creditors and on behalf of the DIP Creditors, shall have the right to credit bid up to the full amount of the DIP Facility Obligations in the sale of any of the Debtors’ assets, including pursuant to (i) Bankruptcy Code section 363, (ii) a plan of reorganization or a plan of liquidation under Bankruptcy Code section 1129 or (iii) a sale or disposition by a chapter 7 trustee for any Debtor under Bankruptcy Code section 725. The DIP Agent and the DIP Creditors shall have the absolute right to assign, sell or otherwise dispose of their respective rights to credit bid in connection with any credit bid by or on behalf of the DIP Agent and/or the DIP Creditors to any acquisition entity or joint venture formed in connection with such bid.
Expenses and Indemnification:

The Borrower and each Guarantor shall jointly and severally pay or reimburse the reasonable and documented fees and out-of-pocket costs and expenses incurred by (i) the DIP Agent (including the fees and out-of-pocket costs and expenses of Schulte Roth & Zabel LLP), (ii) the Fronting Lender (including the fees and out-of-pocket costs and expenses of Dentons US LLP), (iii) the Ad Hoc Group of Senior Secured Noteholders (including the fees and out-of-pocket costs and expenses of the Ad Hoc Group of Senior Secured Noteholder Advisors) and (iv) the Ad Hoc Group of Convertible Noteholders (but limited to the fees and out-of-pocket costs and expenses of the Ad Hoc Group of Convertible Noteholders Advisors incurred through the date of the termination of the Restructuring Support Agreement as to the Consenting Convertible Noteholders; provided that this parenthetical will not apply to Consenting Convertible Noteholders in their capacity as DIP Creditors), in each case, in connection with (i) the Chapter 11 Cases generally, (ii) the preparation, negotiation and execution of the DIP Facility Documents, (iii) the funding of the DIP Facility, (iv) the creation, perfection or protection of the liens under the DIP Facility Documents (including all search, filing and recording fees) and (v) the on-going administration of the DIP Facility Documents (including the preparation, negotiation and execution of any amendments, consents, waivers, assignments, restatements or supplements thereto).

The Borrower and each Guarantor shall jointly and severally pay or reimburse the reasonable and documented fees and out-of-pocket costs and expenses incurred by (i) the DIP Agent (including the fees and out-of-pocket costs and expenses of Schulte Roth & Zabel LLP), (ii) the Ad Hoc Group of Senior Secured Noteholders (including the fees and out-of-pocket costs and expenses of the Ad Hoc Group of Senior Secured Noteholder Advisors) and (iii) the Ad Hoc Group of Convertible Noteholders (but limited to the fees and out-of-pocket costs and expenses of the Ad Hoc Group of Convertible Noteholders Advisors incurred through the date of the termination of the Restructuring Support Agreement as to the Consenting Convertible Noteholders; provided that this parenthetical will not apply to Consenting Convertible Noteholders in their capacity as DIP Creditors), in each case, incurred in connection with (i) the enforcement of the DIP Facility Documents, (ii) any refinancing or restructuring of the DIP Facility in the nature of a “work-out” and/or (iii) any legal proceeding relating to or arising out of the DIP Facility or the other transactions contemplated by the DIP Facility Documents.

The DIP Facility Documents will contain customary indemnification provisions by the Borrower and each Guarantor (jointly and severally) in favor of (i) the DIP Agent (including the fees and out-of-pocket costs and expenses of Schulte Roth & Zabel LLP), (ii) the Ad Hoc Group of Senior Secured Noteholders (including the fees and out-of-pocket costs and expenses of the Ad Hoc Group of Senior Secured Noteholder Advisors) and (iii) the Ad Hoc Group of Convertible Noteholders (including the fees and out-of-pocket costs and expenses of the Ad Hoc Group of Convertible Noteholders Advisors) and each of their respective affiliates, successors and assigns and the respective partners, officers, directors, employees, agents, advisors, controlling persons and members of each of the foregoing and attorneys and representatives of each of the foregoing (each, an “Indemnified Person”) (but, in the case of an Indemnified Person that is a member of the Ad Hoc Group of Convertible Noteholders and affiliates, successors and assigns and the respective partners, officers, directors, employees, agents, advisors, controlling persons and members of each of the foregoing and attorneys and representatives thereof, limited to the fees and out-of-pocket costs and expenses of such Indemnified Person incurred through the date of the termination of the Restructuring Support Agreement as to the Consenting Convertible Noteholders; provided that this parenthetical will not apply to Consenting Convertible Noteholders in their capacity as DIP Creditors); provided that no Indemnified Person will be indemnified for any losses, claims, damages, liabilities, or related expenses to the extent determined by a final, non-appealable judgment of a court of competent jurisdiction to have been incurred solely by reason of the gross negligence or willful misconduct of such Indemnified Person.

The payment of all professional fees and expenses shall be made without the necessity of filing fee applications with the Bankruptcy Court or compliance with the U.S. Trustee’s guidelines and shall not be subject to further application to or approval of the Bankruptcy Court; provided, however, each such professional shall provide summary copies of its invoices (which may be redacted or modified to the extent necessary to delete any information subject to the attorney-client privilege, any information constituting attorney work product, or any other confidential information, and the provision of their invoices shall not constitute any waiver of the attorney-client privilege or of any benefits of the attorney work product doctrine) to counsel to the Debtors, the U.S. Trustee, and counsel to the Creditors’ Committee (collectively, the “Review Parties”). Any objections raised by any Review Party with respect to such invoices must be in writing and state with particularity the grounds therefor and must be submitted to the affected professional within ten (10) calendar days after delivery of such invoices to the Review Parties (such ten (10) day calendar period, the “Review Period”). If no written objection is received prior to the expiration of the Review Period from the Review Parties, the Debtors shall promptly pay such invoices following the expiration of the Review Period. If an objection is received within the Review Period from the Review Parties, the Debtors shall promptly pay the undisputed amount of the invoice, and the disputed portion of such invoice shall not be paid until such dispute is resolved by agreement between the affected professional and the objecting party or by order of this Court.

The Borrower and each Guarantor agree jointly and severally to pay or reimburse the Fronting Lender for all reasonable and documented out-of-pocket costs and expenses incurred by the Fronting Lender (including the fees and out-of-pocket costs and expenses of Dentons US LLP) as set forth in a letter agreement between the Borrower and the Fronting Lender (the “Fronting Fee Letter”).
Assignments and Participations:

The DIP Lenders and DIP Note Purchasers may assign all or any part of the DIP Loans and DIP Notes, as applicable, or the DIP Commitments from time to time with the consent of the Borrower, which consent shall not be unreasonably withheld, conditioned or delayed; provided that no consent of the Borrower shall be required (i) during the continuance of an Event of Default, (ii) for any assignment to a DIP Lender or DIP Note Purchaser, an Affiliate of a DIP Lender or DIP Note Purchaser, an Approved Fund or any other person that has become a party to the Restructuring Support Agreement pursuant to the terms thereof or (iii) for any assignment by the Fronting Lender of DIP Loans to any Commitment Party that elected to fund its DIP Commitment through providing DIP Loans or any Affiliate or Approved Fund thereof (the “Initial Syndication”). The parties to each assignment (including any assignment by the Fronting Lender of DIP Loans and/or DIP Notes) shall execute and deliver to the DIP Agent an assignment agreement in the form attached hereto as Exhibit B (an “Assignment Agreement”). Any Assignment Agreement by the Fronting Lender of DIP Loans and/or DIP Notes shall be accepted and recorded by the DIP Agent in accordance with the terms of the DIP Facility Documents. Subject to receipt and recording thereof by the DIP Agent, from and after the date specified in the applicable Assignment Agreement, the assignee thereunder shall be a party to the DIP Credit and Note Purchase Agreement and, to the extent of the interest assigned by such Assignment Agreement, have the rights and obligations of a DIP Lender or DIP Note Purchaser, as appliable, thereunder, and the assigning DIP Lender or DIP Note Purchaser, as applicable, thereunder shall, to the extent of the interest assigned under such Assignment Agreement, be released from its obligations thereunder. The DIP Agent shall receive a processing and recordation fee of $3,500 in connection with each assignment (it being understood that such fee shall only be required to be paid once with respect to a block of trades by any DIP Creditor and/or Affiliate or Approved Fund thereof), except with respect to any assignment to a DIP Lender or DIP Note Purchaser, an Affiliate of a DIP Lender or DIP Note Purchaser, an Approved Fund or any other person that has become a party to the Restructuring Support Agreement pursuant to the terms thereof, or in connection with any assignment by the Fronting Lender of DIP Loans. The minimum assignment amount shall be $250,000 (or if less than $250,000, the total amount held by such assigning DIP Lender or DIP Note Purchaser), provided that no minimum assignment amount shall be required in respect of any assignment by the Fronting Lender of DIP Loans or DIP Notes. As used herein, the term “Approved Fund” means, with respect to any DIP Lender or DIP Note Purchaser, any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans or notes and similar extensions of credit in the ordinary course of its activities that is administered, advised or managed by (a) such DIP Lender or such DIP Note Purchaser, (b) an Affiliate of such DIP Lender or such DIP Note Purchaser or (c) an entity or an Affiliate of an entity that administers, advises or manages such DIP Lender or such DIP Note Purchaser.

No assignment of DIP Loans, DIP Notes or DIP Commitments shall be permitted unless the applicable assignee executes and agrees to be bound by the Restructuring Support Agreement and the transactions contemplated therein. For the avoidance of doubt, the Fronting Lender shall not be required to execute or agree to be bound by the Restructuring Support Agreement and the transactions contemplated therein.
Amendments:

Amendments, consents, waivers, supplements or other modifications to DIP Facility Documents shall require the prior written consent of DIP Creditors holding greater than 50.01% of outstanding DIP Loans and DIP Notes and unfunded DIP Commitments in effect at such time (the “Required DIP Creditors”).

Notwithstanding the foregoing: (a) any amendment, consent, waiver, supplement or modification to any DIP Facility Document that (i) increases the DIP Commitments of any DIP Lender or DIP Note Purchaser, (ii) decreases the amount of or postpones the payment of any scheduled principal, interest or fees payable to any DIP Creditor, (iii) altering the pro rata nature of disbursements by or payments to DIP Creditors or the application of mandatory prepayments in this DIP Term Sheet, (iv) amends or modifies the definition of “Required DIP Creditors” or any provision of this section “Amendments”, (v) releases all or substantially all of the value of the guarantees by the Guarantors, or (vi) releases the security interest in all or substantially all of the DIP Collateral other than in connection with a disposition approved by an order of the Bankruptcy Court with the prior written consent of the Required DIP Creditors, in each case, shall require the written consent of each DIP Creditor directly and adversely affected thereby and (b) no amendment, consent, waiver, supplement or other modification shall amend, modify or otherwise affect the rights or obligations of, or any provision for the benefit of, or duties of the DIP Agent without the prior written consent of the DIP Agent. In addition, the (x) subordination of the DIP Liens to liens securing any other debt and/or (y) subordination of any DIP Facility Obligations in right of payment to the payment of any other debt, in each case, shall require the consent of each DIP Creditor directly and adversely affected thereby; provided that, notwithstanding the foregoing, the DIP Liens may be subordinated to liens securing such other debt and/or the DIP Facility Obligations may be subordinated in right of payment to such other debt, in each case, solely to the extent that such debt is provided by one or more existing DIP Creditors and each other DIP Creditor is offered a bona fide right to provide its pro rata share of such other debt on not less than five (5) Business Days’ notice.

Miscellaneous:

The DIP Facility Documents will include the following (in each case consistent with the Documentation Principles and customary for debtor in possession financings of this type) (i) standard yield protection provisions (including, without limitation, provisions relating to compliance with risk-based capital guidelines, increased costs (including the Dodd-Frank Act and Basel III related gross-ups notwithstanding the date of enactment of the applicable law or regulation thereunder, subject to prompt notice requirements) and payments free and clear of withholding taxes (subject to customary qualifications)), (ii) waivers of consequential damages and jury trial and (iii) customary agency, set-off and sharing language.

Governing Law and Submission to Exclusive Jurisdiction:	State of New York (and, to the extent applicable, the Bankruptcy Code and Bankruptcy Court), without giving effect to any conflicts of laws provision that would dictate the application of another jurisdiction’s laws. The Debtors submit to the exclusive jurisdiction of the Bankruptcy Court and waive any right to trial by jury.

DIP Order Governs:	Notwithstanding anything to the contrary in any DIP Facility Documents, the provisions of the DIP Facility Documents shall be subject to the terms of the DIP Order. In the event of a conflict between the terms of the DIP Order and the DIP Facility Documents, the terms of the DIP Order shall govern and control.

ANNEX A-1

Senior Secured Debtor in Possession Facility

Interest Rates and Fees

Interest Rates:	At the option of the Borrower, DIP Loans and DIP Notes will bear interest at a rate per annum equal to (a) Term SOFR plus 7.00% per annum or (b) Alternate Base Rate plus 6.00% per annum. Interest shall be payable in cash.

Interest shall be calculated on the basis of the actual number of days elapsed in a 360-day year. Interest shall be payable in arrears on the last Business Day of each month, regardless of whether interest accrues based on Term SOFR or the Alternate Base Rate.

Put Option Premium:	3.00% of the DIP Commitments, payable in-kind on the Closing Date (the “Put Option Premium”).

Default Rate:	2.00% per annum at all times automatically following the occurrence and during the continuation of a payment Event of Default under the DIP Facility.

Definitions:	Each capitalized term used in this Annex A-1 that is not defined in this Annex A-1 has the meaning assigned to such term in Annex A-2, unless such term is otherwise defined in this DIP Term Sheet.

ANNEX A-2

Senior Secured Debtor in Possession Facility

Certain Definitions

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the sum of the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the sum of the Term SOFR for a one-month tenor in effect on such day plus 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Term SOFR, respectively.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in New York City, or Wilmington, Delaware are required or authorized to remain closed; provided, however, that when used in connection with the borrowing or repayment of DIP Loans and/or DIP Notes that bear interest at a rate based on Term SOFR, the term “Business Day” shall mean any U.S. Government Securities Business Day.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the DIP Agent from three Federal funds brokers of recognized standing selected by it; provided that, if the Federal Funds Effective Rate shall be less than the Floor, such rate shall be deemed to be the Floor.

“Floor” shall mean 0.0% per annum.

“Interest Period” shall mean, as to any borrowing of DIP Loans and/or issuance of DIP Notes that bear interest at a rate based on Term SOFR, the period commencing on the date of such borrowing or issuance (including as a result of a conversion of DIP Loans and/or DIP Notes that bear interest at a rate based on the Alternate Base Rate to a rate based on Term SOFR) or on the last day of the preceding Interest Period applicable to such borrowing or issuance and ending on (but excluding) the numerically corresponding day (or if there is no corresponding day, the last day) in the calendar month that is one month thereafter; provided that if any Interest Period would end on a day which shall not be a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day.

“Prime Rate” shall mean the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by Administrative Agent) or any similar release by the Federal Reserve Board (as determined by Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“Term SOFR” means:

(a)                for any calculation with respect to DIP Loans and DIP Notes that bear interest a rate based on Term SOFR, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date (to be defined in the DIP Credit and Notes Purchase Agreement) with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b)                for any calculation with respect to DIP Loans and DIP Notes that bear interest a rate based on the Alternate Base Rate, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such ABR SOFR Determination Day;

provided that if Term SOFR as so determined shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the DIP Creditors in their reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

ANNEX B

Senior Secured Debtor in Possession Facility

Specified Refinancings

The repayment or other replacement of the Company’s 2015-1 EETC Class B debt and 2017-1 EETC Class B debt and issuance of refinancing or replacement EETC debt secured by the same underlying aircraft as such 2015-1 EETC Class B debt and 2017-1 EETC Class B debt.

ANNEX C

Senior Secured Debtor in Possession Facility

Specified Dispositions and Specified Debt Repayments

Aircraft Dispositions and Related Estimated Debt Repayment:

	TYPE	BUILD YEAR	TAIL	ESTIMATED DEBT AT SALE DATE
1	A320	2014	632	$ 7.6
2	A320	2018	694	$ 19.3
3	A320	2015	638	$ 8.3
4	A321	2015	657	$ 10.3
5	A321	2015	658	$ 10.3
6	A320	2017	650	$ 15.5
7	A320	2019	696	$ 20.0
8	A320	2017	647	$ 17.6
9	A321	2017	681	$ 22.3
10	A320	2019	695	$ 19.3
11	A321	2017	674	$ 19.6
12	A320	2015	639	$ 10.6
13	A321	2017	675	$ 17.4
14	A320	2017	649	$ 14.8
15	A320	2015	640	$ 10.6
16	A321	2017	678	$ 17.5
17	A320	2018	693	$ 18.6
18	A320	2018	692	$ 20.3
19	A321	2017	682	$ 22.3
20	A320	2018	691	$ 21.6
21	A321	2017	673	$ 17.1
22	A320	2015	642	$ 10.5
23	A320	2015	641	$ 9.8